Option Agreement for the Distribution and Supply of Sygnal™

This Option Agreement for the Distribution and Supply of Sygnal™ (the “Agreement”) is made the 24th day of February, 2016 (the “Effective Date”) by and between The Musculoskeletal Transplant Foundation, Inc., a District of Columbia not-for-profit corporation located at 125 May Street, Edison, New Jersey 08837 (“MTF”) and Bone Biologics Corporation, a Delaware corporation located at 321 Columbus Avenue, Boston, MA 02116 (“BBC”).

Whereas, MTF is the sole owner of all intellectual property and other tangible and intangible rights of Sygnal™ demineralized bone matrix, U.S. Patent Number 9,138,509 (“Sygnal”) and

Whereas, BBC has expertise in the field of regenerative medicine orthobiologics, including without limitation the application and uses of demineralized bone matrix in patients; and

Whereas, MTF desires to grant BBC the option to commercialize and distribute Sygnal and BBC desires to accept such Option on the terms and conditions contained herein (the “Option”).

Now Therefore, for mutual benefit, the parties agree as follows:

I. Option Grant.

(a)	MTF hereby grants to BBC, during the Term of this Agreement, the exclusive right and option to distribute Sygnal upon the Critical Terms set forth below (the “Option Rights”). BBC shall exercise the Option, if at all, by providing written notice to MTF of its intent to do so. During the Term, MTF agrees not to enter into any agreements with any third parties which include the transfer by MTF of the Option Rights.

(b)	Upon the exercising of the Option, BBC shall grant to MTF 700,000 shares of restricted common stock in BBC.

(c)	Within 30 days of exercising the Option, MTF shall provide BBC with a written proposal of a Definitive Agreement that includes, inter alia, the Critical Terms and those other commercially reasonable terms as agreed upon by the parties. The parties shall fully negotiate in good faith all of the terms of the Definitive Agreement, and any ancillary agreements thereto consistent with the Critical Terms.

(d)	In the event BBC does not exercise the Option within the Term of this Option Agreement, MTF shall be free to enter into any other agreements relating to the Option Rights as it deems appropriate without liability to BBC.

II. Critical Terms. The parties agree that the Definitive Agreement executed by the parties subsequent to the exercising of the Option shall contain the following terms:

(a)	BBC shall be the exclusive, worldwide distributor of Sygnal.

(b)	BBC shall take legal possession of Sygnal prior to distribution and all legal risk and obligation attendant to possession of human tissue shall be with BBC and not MTF.

(c)	BBC shall take possession of Sygnal from MTF in its current development state. BBC shall be solely responsible for all development costs of Sygnal, including stability and packaging testing, prior to distribution of Sygnal. BBC shall meet all legal, regulatory and AATB requirements as a distributor of Sygnal.

(d)	The parties shall negotiate the Transfer Price of Sygnal from MTF to BBC in good faith. The parties understand and agree that the Transfer Price shall be consistent with MTF’s obligations as a not-for-profit corporation and the parties intend that any transfer of Sygnal hereunder shall be in accordance with then-current market conditions and the proscription against private inurement as set forth under the non-profit laws and regulations at a Federal and State level.

(e)	MTF shall be the exclusive supplier of Sygnal to BBC. BBC may not distribute any Sygnal competitive tissue form without the prior written consent of MTF, which consent shall not be unreasonably withheld.

(f)	The parties shall provide customary indemnifications for each party’s respective conduct, including breach of contract, representations and warranties.

III. Assignment of Rights. BBC may not assign this Agreement, in whole or in part, nor any of its rights or obligations hereunder without the prior written consent of MTF and any such impermissible assignment shall be void. Notwithstanding the foregoing, the parties agree as follows:

(a)	Without the necessity of further approval, BBC may assign this Agreement to Hankey Capital, LLC (“HC”) in order to secure a loan from HC for $2M to fund BBC’s Nell-1 research project, and for no other reason (the “Loan”). Should this Agreement be used to collateralize the Loan, or any part of the Loan, BBC agrees that it will make best efforts to substitute alternative collateral for the Loan as soon as satisfactory substitute collateral, in HC’s sole discretion, is available. BBC must notify MTF in advance and in writing prior to any assignment to HC.

a.	In the event of an assignment of this Agreement, or of the Definitive Agreement, to HC due to BBC’s default under the Loan, MTF agrees as follows:

	i.	MTF shall use commercially reasonable efforts work directly with HC for the distribution or other commercialization of Sygnal. As used herein, commercially reasonable efforts shall include actions to evaluate, select, contract and launch Sygnal into the orthopedic marketplace and may which include entering into a strategic relationship for the distribution, sale or licensing of Sygnal.

	ii.	Any proceeds from the distribution or commercialization of Sygnal will be applied first to pay off the then-existing Loan amount to HC, with the understanding that proceeds is calculated as sale price less Transfer Price paid to MTF.

iii.	Upon the satisfaction of the Loan amount, MTF may (y) continue distribution of Sygnal to its sole benefit without further payment or liability to HC or (z) cease distribution of Sygnal, in its sole and absolute discretion.

iv.	HC and MTF will work in good faith to their mutual benefit for the distribution of Sygnal.

(b)	HC may, in turn, assign this Agreement to an unrelated third party, but only with the advance, written consent of MTF, which consent shall not be unreasonably withheld. In the event HC is compensated for such assignment, whether in cash or in kind and whether at the time of assignment or other, at greater than the then-current Loan balance, MTF shall receive such amount in excess of the Loan balance. If HC or its third party permitted assignee shall exercise the Option Rights hereunder, the assigned obligation of BBC share transfer set forth at I(b) hereof shall be waived.

IV. Term and Termination.

(a)	The Term of this Agreement shall be 36 months from the Effective Date, unless terminated earlier in accordance with the terms hereof. The Term may be modified by written agreement of the parties.

(b)	If BBC shall assign this Agreement as collateral for a loan with HC, as detailed in section III hereof, this Agreement shall terminate upon (i) the repayment of the Loan by BBC; (ii) the substitution of collateral by BBC for this Agreement; or (iii) satisfaction of the Loan amount in accordance with III(a)a ii hereof.

V. Miscellaneous. The Option Agreement shall be governed by the laws of the State of New Jersey and all disputes related hereto shall be determined in the courts of Middlesex County, New Jersey. This Agreement may only be modified by written consent of the parties. This Agreement contains the entire agreement between the two parties. No oral agreements or conversation with any officer or employee of either party shall affect or modify any of the terms and conditions of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be enforceable as an original, but all of which together shall constitute one and the same instrument.

Musculoskeletal Transplant Foundation, Inc.	Bone Biologics Corporation

By:	/s/ Michael Kawas	By:	/s/ Stephen R. LaNeve
Name:	Michael Kawas	Name:	Stephen R. LaNeve
Title:	EVP/CFO	Title:	CEO
Date:	February 24, 2016	Date:	February 24, 2016